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                                                                   EXHIBIT 10(y)

                              [AMRESCO LETTERHEAD]

March 20, 1997

[Address]


Dear _____:

This will confirm our agreement that in the event it becomes eminent there will be a "Change of Control" of AMRESCO, INC. ("AMRESCO") you will be granted a three (3) year employment agreement with the following terms:

1.       Base salary equal to your then base salary.

2. Employee benefits comparable to those then being provided to other senior management.

3. Yearly bonus determined in accordance with the formula and guidelines then applicable to you.

4. Participation in the then existing stock option and restricted stock plan then being provided for other senior management.

5. In the event your employment is terminated after a Change of Control of AMRESCO, INC., you will be entitled to receive a lump-sum payment equal to the sum of the (i) base salary payable through the remaining term of your agreement and (ii) aggregate amount of yearly cash bonuses payable through the remaining term of your agreement assuming the yearly cash bonus would be equal to most recent yearly cash bonus paid to you.

As used in such employment agreement, the term "Change of Control" will mean any one of the following: (a) Continuing Directors (the term "Continuing Director" means any individual who is a member of the Company's Board of Directors on the date hereof or was nominated for election as a director by, or whose nomination as a director was approved by, AMRESCO's Board of Directors with the affirmative vote of a majority of the Continuing Directors) no longer constitute a majority of AMRESCO's Board of Directors; (b) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended {"Rule 13d-5"}) together with his or its affiliates, becomes the beneficial owner, directly or indirectly, of 25% or more of the voting power of AMRESCO's then outstanding securities entitled generally to vote for the election of AMRESCO's directors; (c) the merger or consolidation of AMRESCO with any other entity if AMRESCO is not the surviving entity and any person or group of persons (as defined in Rule 13d-5),
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                              [AMRESCO LETTERHEAD]


together with his or its affiliates, is the beneficial owner, directly or indirectly, of 25% or more of the surviving entity's then outstanding securities entitled generally to vote for the election of the surviving entity's directors; or (d) the sale of all or substantially all of the assets of AMRESCO or the liquidation or dissolution of AMRESCO.

If you have any questions concerning the subject matter of this letter, please call.

Sincerely,

/s/ ROBERT H. LUTZ, JR.

Robert H. Lutz, Jr.
Chairman and Chief Executive Officer


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